Exhibit 99.2
SYNTAX GROUPS CORPORATION
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 29, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder(s) of SYNTAX GROUPS CORPORATION, a California corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Joint Proxy Statement of the Company, each dated October ___, 2005, and hereby appoints James Li and Thomas Chow, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of the Company, to be held on Tuesday, November 29, 2005, at 9:00 a.m., local time, at the Company’s corporate headquarters at 20480 East Business Parkway, City of Industry, California, and at any adjournment or adjournments thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
     This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the approval of the Agreement and Plan of Reorganization and as said proxies deem advisable on such other matters as may come before the meeting.
     A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.
(Continued and to be signed and dated on the other side.)

SYNTAX GROUPS CORPORATION

[Address]

Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.

☐	Votes must be indicated (x) in Black or Blue ink.
1.	Proposal to approve the Agreement and Plan of Reorganization, dated as of July 12, 2005, among Brillian Corporation, BRMC Corporation, a wholly owned subsidiary of Brillian, and the Company

☐	FOR	☐	AGAINST	☐	ABSTAIN
and upon such matters which may properly come before the meeting or any adjournment or adjournments thereof.
To make comments, mark here. ☐
To change your address, please mark this box. ☐
(This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)
Date

Share Owner sign here

Co-Owner sign here